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                                   EXHIBIT AD


                        PHOENIX INFORMATION SYSTEMS CORP.


                                                               February 12, 1996


S-C Phoenix Partners
888 Seventh Avenue
New York, New York 10106


                                 Tranche D Note


Gentlemen:

          Reference is made to the Convertible Note Purchase Agreement (as amended, "Agreement") dated December 9, 1994 between the undersigned ("Company") and you ("S-C Partners"), as amended by letter agreements dated March 15, 1995, August 3, 1995 and September 15, 1995 and February 12, 1996. Capitalized terms are used herein as defined in the Agreement. Pursuant to the Agreement, S-C Partners has purchased, and the Company has issued, the Tranche A Note, the Tranche B Note, the Tranche C Notes and Tranche D Notes in the principal amount of $1,350,000, which Notes have been converted into 12,749,999 shares of Common Stock, in the aggregate. As of the date hereof, S-C Partners is purchasing, and the Company is issuing, an additional Tranche D Note in the principal amount of $1,150,000 (the "Current Note").

          This will confirm our agreement respecting the issuance and conversion of the Current Note and a warrant to purchase shares of the Company's Common Stock as follows:

          1. Notwithstanding anything to the contrary contained therein, the Current Note is being purchased and converted effective on the date hereof in accordance with its terms. The number of shares ("Conversion Shares") into which the principal amount of the Note is being converted is 1,150,000 (subject to adjustment as provided in the Note); provided, however, that, in consideration of S-C Partners' conversion of the Current Note, the Company agrees that, in the event the System is not Fully Operational on or before each of the dates set forth below, the Conversion Price shall be deemed to have been, upon conversion, the amount set forth below opposite such date.
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
              Date                      Conversion Price
          May 7, 1996                         $.95
          May 14, 1996                        $.90
          May 21, 1996                        $.85
          May 28, 1996                        $.80

     Upon any deemed change in the Conversion Price, the Company shall issue to S-C Partners certificates representing such additional number of shares of Common Stock such that S-C Partners shall receive the aggregate number of shares of Common Stock it would have received had such change actually occurred on the date of conversion.

     For purposes hereof, "Fully Operational" shall mean that the System is in operation in most cities served by Hainan Airlines and Hainan Airlines is relying primarily on the System to book its airline seats, which booking must represent seventy (70%) percent or more of Hainan Airlines' total internal bookings representing not less forty-five (45%) percent of its total bookings.

          2. Notwithstanding the issuance of the Current Note prior to the Tranche D Target Date, the purchase of the Tranche E Note shall continue to be subject to the conditions set forth in the Agreement, including, without limitation, the occurrence of the Tranche E Target Date.

          3. To the extent that the conditions set forth in Section 3.2(n) of the Agreement to the issuance of the Current Note have not been satisfied as of the date hereof, S-C Partners hereby unconditionally waives the requirement that such conditions be met and discharges the Company from responsibility therefor, subject to the terms and conditions of this letter agreement.

          4. In consideration of the foregoing, the Company is issuing, on the date hereof, a warrant ("Early Purchase Warrant") to purchase 345,000 shares of its Common Stock for a purchase price of $3.00 per share. The form of such warrant is annexed hereto as Exhibit A.

          5. The warrant agreements between the Company and S-C Partners, dated December 9, 1994 (4,000,000 shares), March 15, 1995 (2,500,000 shares), and September 15, 1995 (600,000 shares), and the warrant certificates issued pursuant thereto, are hereby amended in their entirety to conform in all respects to the Early Purchase Warrant except in respect of Exercise Price (as defined in each of such warrant agreements) and the number of Warrants (as defined in each of such warrant agreements) issuable thereunder which shall remain as set forth in each of such warrant agreements.

          6.   S-C Partners hereby represents and warrants as follows:

               (a) The Current Note, the Conversion Shares and the Early Purchase Warrant ("Securities") being acquired by S-C Partners are being acquired for investment for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof. S-C Partners understands that such Securities have not been registered under
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          the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and applicable state securities laws, and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation by S-C Partners. S-C Partners further understands that such Securities may not be transferred or resold without (i) registration under the Securities Act and any applicable state securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable state securities laws.

               (b) S-C Partners understands that an exemption from such registration is not presently available pursuant to Rule 144 promulgated under the Securities Act by the Securities and Exchange Commission (the "Commission") and that, in any event, S-C Partners may not sell any such Securities pursuant to Rule 144 prior to the expiration of a two-year period after it has acquired such Securities. S-C Partners understands that any sales pursuant to Rule 144 can be made only in full compliance with the provisions of Rule 144.

               (c) The address of S-C Partner's principal office is set forth on its Certificate of Representations dated the date hereof. S-C Partners qualifies as an "accredited investor" for purposes of Regulation D promulgated under the Securities Act for the reasons specified in such Certificate of Representations. S-C Partners acknowledges that the Company has made available to it at a reasonable time prior to the execution of the Certificate of Representations the opportunity to ask questions and receive answers concerning the terms and conditions of the sale of securities contemplated by the Agreement, and to obtain any additional information (which the Company possesses or can acquire without unreasonable effort or expense) as may be necessary to verify the accuracy of the information furnished to it. S-C Partners (i) is able to bear of loss of its entire investment in the Securities being acquired by it without any material adverse effect on its business, operations or prospects, and (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made by it pursuant to the Agreement and pursuant hereto.

               7. Except as modified hereby, the Agreement remains in full force and effect.

               8. This Agreement (a) represents the entire agreement among the parties with respect to the subject matter hereof, superseding all prior agreements and understandings, written or oral, (b) may be amended only in writing, (c) may be executed in counterparts, each of which shall be
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     deemed an original and all of which shall constitute one agreement, (d)
     shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns and (e) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed wholly within such State.

          If the foregoing accurately reflects our agreement, please sign where indicated below.

                                        Very truly yours,


AGREED:

S-C PHOENIX PARTNERS

By S-C Phoenix Holdings, L.L.C.,
   its general partner

By: /s/
   ---------------------------------
   Name:
   Title: